Exhibit 10.32

BIODRAIN MEDICAL, INC.
2915 Commers Drive, Suite 900

Eagan, MN 55121

August 15, 2012

Dr. Samuel Herschkowitz

122 Willow Street

Brooklyn, NY 11201

SOK Partners, LLC

c/o Dr. Samuel Herschkowitz

122 Willow Street

Brooklyn, NY 11201

Re:	Terms of Forbearance

Dear Dr. Herschkowitz:

I am writing to set forth the terms of the forbearance by you and your affiliate, Atlantic Partners Alliance, LLC (“APA”) from exercising certain default rights against BioDrain Medical, Inc. (the “Company”) and its affiliates as of the date of this letter (the “Effective Date”). In exchange for your agreement to such forbearance as described in this letter agreement and your other agreements herein, you will be entitled to the compensation as set forth below in Section 6. Unless otherwise stated, all capitalized terms used but not defined herein shall have the meaning(s) ascribed to them in the Note Purchase Agreement, as defined below.

In consideration of the compensation set forth in Section 6 and other promises and covenants made in this letter agreement, the sufficiency of which consideration is acknowledged by both parties hereto, you and the Company agree as follows:

1.          Background. You and the Company entered into that certain Note Purchase Agreement dated as of December 20, 2011 and subsequently amended and restated effective as of the same date (as amended, the “Herschkowitz Note Purchase Agreement”) pursuant to which the Company issued and sold to you a Convertible Promissory Note dated as of December 21, 2011, in the original principal amount of $225,000 (as amended concurrently with the Herschkowitz Note Purchase Agreement, the “Herschkowitz Note”). Capitalized terms that are not defined herein shall have the meanings set forth in the Herschkowitz Note Purchase Agreement. As security for the Herschkowitz Note, you hold a first security interest in substantially all of the assets of the Company. Further, SOK Partners, LLC, (“SOK”) which is also an affiliate of APA, entered into that certain Note Purchase Agreement dated as of March 28, 2012 (the “SOK Note Purchase Agreement”) pursuant to which the Company issued and sold to SOK a Convertible Promissory Grid Note dated as of March 28, 2011, in the principal amount of up to $600,000 (the “SOK Note”).

2.          Protection Against Dilution. The Company and APA are also parties to a letter agreement dated March 14, 2012 (the “Anti-Dilution Letter”), providing APA and its affiliates (including you and SOK) with certain rights to avoid dilution relating to additional issuances of equity securities by the Company, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which would result in significant dilution. The parties acknowledge that you and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by APA have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company has issued in excess of 16,000,000 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

3.          Default Notice. Pursuant to a letter dated April 20, 2012, you advised the Company of the occurrence of certain events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, you asserted significant rights as a secured creditor of the Company.

4.          Existing Defaults. You and the Company acknowledge that the Company is in default under the following provisions of the Herschkowitz Note Purchase Agreement and/or the Herschkowitz Note, as applicable (the “Existing Defaults”), and such Existing Defaults constitute “Events of Default” as set forth in Section 11 of the Herschkowitz Note and under the Default Notice. You further acknowledge and represent that the below-listed events are the only Events of Default as of the Effective Date:

a.           Herschkowitz Note, Section 11(d): The Company has failed to pay past due amounts aggregating to $332,000 under the terms of three convertible debenture notes issued by the Company to Dean and Carol Ruwe, plus unpaid interest.

b.           Herschkowitz Note Purchase Agreement, Section 1.04: The Company has failed to register, and cause to be declared effective such registration under the Securities Act, the 1,546,666 shares of the Company’s Common Stock that were issued in connection with the Equity Bonus and in payment of the Board Meeting Fees.

c.           Herschkowitz Note Purchase Agreement, Section 4.01: The Company has failed on two occasions to invite the Board Advisors to meetings of the Company’s Board of Directors.

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d.           Herschkowitz Note Purchase Agreement, Section 4.02: The Company has failed to (i) register the Penalty Shares under the Securities Act and (ii) obtain and deliver to you a legal opinion from legal counsel confirming that: (A) the Penalty Shares are registered under the Securities Act and may be sold upon compliance with the prospectus delivery requirements of the Securities Act and (B) any legends upon the stock certificates evidencing the Penalty Shares may be removed upon a sale in compliance with such prospectus delivery requirements.

e.           Herschkowitz Note Purchase Agreement, Section 4.04: The Company has failed to deliver to you the Budget not less than five (5) Business Days prior to the first day of certain months following the date of the Herschkowitz Note Purchase Agreement.

5.          Forbearance. As of the Effective Date, in consideration of the mutual agreements of the parties herein, you and each of your affiliates, successors, assigns, beneficiaries, insurers, indemnitors, trustees, agents and representatives, hereby forbear from exercising any of your rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the Existing Defaults against the Company, and each of its respective officers, directors, shareholders, affiliates, predecessors, successors, assigns, insurers, indemnitors, attorneys, employees, agents and representatives; provided, however, that the foregoing shall be subject to the limitations set forth in this letter agreement and shall not release or waive any breach of this letter agreement. You further agree to forbear from exercising any rights with respect to events of default, security interests in the Collateral and other similar remedies against the Company or its interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an Event of Default (as defined in the Herschkowitz Note): (a) that does not constitute an Existing Default and (b) occurs and accrues after the Effective Date of this Agreement (the “Forbearance Termination Conditions”). The Company acknowledges that, subject to the forbearance as described herein and the other provisions of this letter agreement, you retain all of your rights and remedies under the Herschkowitz Note and the Herschkowitz Note Purchase Agreement, which rights and remedies remain in full force and effect until otherwise terminated.

6.          Penalty Shares. You and the Company acknowledge that 7,500,000 shares of the Company’s Common Stock, constituting the “Penalty Shares” under Section 4.02 of the Herschkowitz Note Purchase Agreement, have been delivered to you prior to the Effective Date as provided in the Herschkowitz Note Purchase Agreement upon an Event of Default.

7.          Additional Agreements by You and SOK. You and SOK also agree to the following:

a.           The second paragraph of the Herschkowitz Note is hereby amended and restated as follows:

“This promissory note (the “Note”) is issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement” ), entered into between the Borrower and the Lender, and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note shall become due and payable on December 31, 2012 (the “ Maturity Date ”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.”

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b.           The second full paragraph of the SOK Note is hereby amended and restated as follows:

“This promissory note (the “Note”) is issued by the Borrower pursuant to that certain Note Purchase Agreement dated as of the date hereof (the “Purchase Agreement” ), entered into between the Borrower and the Lender, and is subject to, and Borrower and Lender shall be bound by, all the terms, conditions and provisions of the Purchase Agreement. This Note shall become due and payable on December 31, 2012 (the “Maturity Date”). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.”

c.           The following is added as Section 4.03(d) of the Herschkowitz Note Purchase Agreement:

“(d) Within five (5) business days after the earlier of the (i) full (100%) conversion into shares of Common Stock or (ii) full payment of, all of the outstanding principal amount and accrued interest due and payable under all promissory notes of the Company outstanding on the date of this Agreement (excluding the SOK Note), the Lender shall forever discharge, release and terminate any and all security interests in the Collateral (“Security Release”). For purposes of clarity, Lender shall not be required to consummate any Security Release in the event of partial conversion and/or partial payment under the immediately preceding items (i) and (ii), respectively.”

d.           Notwithstanding Section 11 of the Herschkowitz Note which provides for an increased rate of interest on any outstanding amounts under the Herschkowitz Note (the “Balance”) triggered by certain Events of Default (as defined in the Herschkowitz Note), you understand and acknowledge that the rate of interest accruing on the Balance shall remain at 20% calculated based on a 365-day year and compounded annually (the “Standard Interest Rate”) until the Maturity Date or such other date as may be mutually agreed upon by you and the Company or until a subsequent Event of Default. You and the Company acknowledge that the Balance has not at any time or under any circumstances been subject to any other rate of interest other than the Standard Interest Rate.

e.           Section 11 of the Herschkowitz Note is amended to delete subparagraph (g) and to insert the following subparagraphs following subparagraph (f):

(g) any money judgment or judgments (other than a money judgment covered by insurance as to which the insurance company has not disclaimed or reserved the right to disclaim coverage), writ or writs or warrant or warrants of attachment, or any similar process or processes, shall be entered or filed against the Borrower, or against any of the Collateral (as defined in the Purchase Agreement), in an aggregate amount in excess of $25,000, and which remains undischarged, unvacated, unbonded or unstayed for a period of 30 days;

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(h) any person shall commence legal proceedings to foreclose on the lien or security interest of such person in any Collateral;

(i) any creditor of the Borrower shall take action to take possession of, or sell or otherwise realize upon, or to exercise any other rights or remedies with respect to, any Collateral, including any sale or other disposition of any Collateral by the Borrower with the consent of, or at the direction of, any of its creditors; or

(j) any person shall take action to take control or possession of, or exercise of any right of setoff with respect to, any Collateral.

f.            The Company and you, individually and acting as an authorized signatory for APA and its affiliates and individual members agree to terminate the Anti-Dilution Letter. In consideration of the compensation provided in this Agreement, you agree that the Anti-Dilution Letter is no longer operative, valid or binding on you, APA or the Company and each and all of its terms, including without limitation the grant of anti-dilution rights to APA contained therein, is/are void and inoperative.

8.          Compensation and Terms of Forbearance. In consideration of the forbearance and your other agreements herein, you agree to and accept the following conditions of forbearance and/or compensation, as applicable:

a.           On the date of this Agreement, the Company is issuing to you 13,250,000 shares of authorized but unissued shares of its Common Stock. As of the date of issuance, such shares shall be fully paid and non-assessable shares. The Company will use its best efforts to register such shares on the S-1 to the same extent that it registers the Equity Bonus on the S-1; provided, that any delay in the registration of such shares by the Company shall not constitute a Forbearance Termination Condition.

b.           On the date of this Agreement, the Company is issuing to SOK Partners, LLC (“SOK”) an additional 13,250,000 shares of authorized but unissued shares of its Common Stock. As of the date of issuance, such shares shall be fully paid and non-assessable shares. The Company will use its best efforts to register such shares on the S-1 to the same extent that it registers the Equity Bonus on the S-1; provided, that any delay in the registration of such shares by the Company shall not constitute a Forbearance Termination Condition.

c.           Section 6 of the Herschkowitz Note is hereby amended and restated as follows:

“6. Right to Convert. Subject to and upon compliance with the provisions of Section 7, the Purchaser shall have the right, at its option, at any time and from time to time, so long as any amount remains payable under this Note, to convert all or any part of the outstanding principal amount or accrued interest hereunder (the “ Outstanding Amount ”) into shares of Common Stock at a conversion price per share equal to $0.014 per share, as such amount may be adjusted pursuant to Section 9 below (the “ Conversion Price ”).”

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d.           Section 6 of the SOK Note is hereby amended and restated as follows:

“6. Right to Convert. Subject to and upon compliance with the provisions of Section 7, the Purchaser shall have the right, at its option, at any time and from time to time, so long as any amount remains payable under this Note, to convert all or any part of the outstanding Principal Amount or accrued interest hereunder (the “ Outstanding Amount ”) into shares of Common Stock at a conversion price per share equal to $0.014 per share, as such amount may be adjusted pursuant to Section 9 below (the “ Conversion Price ”).”

e.           In the event that the Company consummates, in substantially similar form, the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company (the “Shell Merger”), (ii) raising between $2,000,000 and $4,000,000 through an offering of the securities of the public shell company concurrent with or subsequent to the Shell Merger (the “Qualifying Round”) and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5,000,000 and $30,000,000 (the “NASDAQ Underwriting” and collectively with the Shell Merger and Qualifying Round, the “Shell Transactions”), then the Company shall deliver to you the following compensation: (A) $75,000 upon consummating the Shell Merger, (B) $150,000 upon consummating the Qualifying Round and (C) 3% of the gross proceeds of the NASDAQ Underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company shall reimburse you at your actual out-of-pocket cost for reasonable expenses incurred in connection with the Shell Transactions but in no event in an amount greater than $10,000 (the “Transaction Fees”).

9.          Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to its conflicts-of-law provisions.

10.         Counterparts. This Agreement may be executed by the parties in counterparts, all of which, when taken together, shall constitute a fully executed version of this Agreement. This Agreement, or a counterpart, thereof, may be executed and delivered by telecopier, facsimile or any other electronic transmission, including, without limitation, a scanned version in .pdf format, and the telecopier, facsimile or any other electronic transmission of a signature to another party or parties (or to their respective legal representatives) shall be of the same force and effect as the delivery of an original signature.

Signature Page Follows

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IN WITNESS WHEREOF, the undersigned have executed this Agreement to be effective as of the Effective Date.

BIODRAIN MEDICAL, INC.

/s/ Bob Myers
By: Bob Myers
Its: Chief Financial Officer

/s/ Samuel Herschkowitz
By: Samuel Herschkowitz, M.D., individually and on behalf of Atlantic Partners Alliance, LLC

SOK PARTNERS, LLC

/s/ Samuel Herschkowitz
By: Samuel Herschkowitz, M.D.
Its: Managing Partner

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